Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the

•	Dynamic Network Services, Inc. 2013 Stock Plan,

•	Dynamic Network Services, Inc. Amendment No. 1 to 2013 Stock Plan,

•	Dynamic Network Services, Inc. Amendment No. 2 to 2013 Stock Plan,

•	Dynamic Network Services, Inc. Amendment No. 3 to 2013 Stock Plan, and

•	Dynamic Network Services, Inc. Amendment No. 4 to 2013 Stock Plan

of our reports dated June 22, 2016, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 31, 2017